Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

PowerFleet, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	457(h)	4,625,000	(1)	$15.37	$71,086,250	0.0000927	$6,590
Total Offering Amounts						$71,086,250		$6,590
Total Fee Offsets								–
Net Fee Due								$6,590

(1)	Represents shares of common stock, par value $0.01 per share (“Common Stock”), of PowerFleet, Inc., a Delaware corporation (the “Company”), issuable upon the exercise of options to purchase an aggregate of 4,625,000 shares of Common Stock (the “Options”) awarded to Steve Towe, the Chief Executive Officer of the Company, as an inducement material to Mr. Towe’s entering into employment with the Company, in accordance with the inducement grant exception under Rule 5635(c)(4) of the Nasdaq Listing Rules. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock that may become issuable in respect of the shares identified in the above table by reason of any stock split, stock dividend, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Common Stock.

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based on the weighted average exercise price of the Options.